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                                                                  Exhibit (e)(4)


Exhibit (e)(4) Letter Agreement by and between the Company and Thomas J. Snyder, dated as of February 6, 2001

                         Delco Remy International, Inc
                             2902 Enterprise Drive
                            Anderson, Indiana  46013

                                February 6, 2001


Thomas J. Snyder
2902 Enterprise Drive
Anderson, Indiana 46013

Dear Tom:

     In recognition of the importance and value to Delco Remy International, Inc. (the "Company") of your continued services, you and the Company agree as follows:

        1. If you are employed by the Company when a Change of Control (as defined herein) occurs and your employment with the Company is terminated within two (2) years of a Change of Control (i) by the Company for any reason other than Cause (as defined herein) or (ii) by you for Good Reason (as defined herein):

           (a) The Company will pay or cause to be paid to you a bonus (the "Bonus") in an amount equal to Two Million Seven Hundred Thousand Dollars ($2,700,000). The Bonus shall be payable to you within three (3) business days following termination of your employment with the Company. All payments due to you hereunder will be subject to all applicable employment and withholding taxes.

            (b) In addition to the Bonus, you and your eligible family members shall be entitled to continuation of the welfare benefits of medical insurance, dental insurance and life insurance until the earlier of (i) the date of your death or (ii) your 65th birthday, subject to appropriate amendments of the applicable benefit plans and any tax consequences that may result therefrom. These benefits shall be provided to you at the same premium cost, and at the same coverage level, as in effect as of the effective date of termination of your employment with the Company. However, in the event the premium cost and/or level of coverage shall change for all similarly situated executive employees of the Company, the cost and/or coverage level, likewise, shall change for you and your eligible family members in a corresponding manner.

            (c) If any benefit or payment from the Company to you in connection with a Change of Control (whether paid or payable or distributed or distributable pursuant to the terms of this letter agreement or otherwise) (a "Payment") shall be determined to be an "Excess Parachute Payment" as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), then the Company shall pay to you an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any excise tax on the total Payments and any Federal, state and local income and employment taxes and excise taxes upon the Gross-Up Payment, shall be equal to the specified amount of the Payments paid or provided to you. You shall be responsible for the timely payment of any Federal, state or local income and excise taxes upon any of the Payments.

    2. As used herein, the following shall have the meanings set forth below:

            (a) "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with the specified Person. "Control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The words "controlling" and "controlled" shall have corresponding meanings. The term "Affiliate" shall include, without limitation, any Person who beneficially owns voting securities of any other Person or rights or warrants to purchase such voting securities (whether or not currently exercisable), representing 10% or more of the total voting power of the voting securities of such other Person, and any Person who would be an Affiliate of any such
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    beneficial owner pursuant to this paragraph. Solely for purposes of this agreement, with respect to Citicorp (as defined below), the term "Affiliate" shall include, without limitation, any limited partnership, limited liability company or other investment vehicle that is sponsored or managed (whether through the ownership of securities having a majority of the voting power, as a general partner or through the management of investments) by Citicorp or its Affiliates (defined without giving effect to this clause) or present or former employees of Citicorp or its Affiliates.


        (b) "Cause" shall mean the occurrence or existence of any of the following with respect to you, as determined in good faith by the Board of Directors of the Company:

             (1) conviction of a felony or conviction of any crime or offense lesser than a felony involving the property of the Company or an Affiliate of the Company, whether such conviction occurs before or after your termination of employment;

             (2) engaging in conduct that has caused demonstrable and material injury to the Company or an Affiliate of the Company, monetary or otherwise;

             (3) gross dereliction of duties or other gross misconduct and the failure to cure such situation within thirty (30) days after receipt of notice thereof from the compensation committee of the Company, the Board of Directors of the Company, the Company or an Affiliate of the Company; or

             (4) the disclosure or use of confidential information other than in the normal and ordinary performance of service for the Company or any Affiliate of the Company.

    (c) "Change of Control" means the occurrence of any of the following events:

    (i) the purchase or other acquisition by any single person, entity or group of persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions) other than Citicorp Venture Capital Ltd. ("Citicorp"), or an Affiliate (as defined herein) thereof, or a group of persons (within the meaning of Section 13(d) or 14(d) of the Exchange Act) of which Citicorp is a member, or an employee benefit plan established or maintained by the Company or any Affiliate thereof, of shares of common stock, or of securities convertible into or exchangeable or exercisable for shares of common stock or other voting securities of the Company, if immediately following such purchase or other acquisition, such single person, entity or group would be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
         Act), directly or indirectly, of more than fifty percent (50%) of either (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then outstanding voting securities (assuming, in the case of securities convertible into or exchangeable or exercisable for other securities, the conversion or exchange thereof); or

    (ii) except in the case of a transaction with Citicorp or an Affiliate thereof, (a) the Company's reorganization, merger, or consolidation with or into another corporation or entity, unless pursuant to such transaction the holders of the Company's voting stock immediately prior to such transaction own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity immediately after such transaction; (b) the sale or other disposition, in one or a series of transactions, of all or substantially all of the Company's assets; or
         (c) the approval by the shareholders of the Company of a plan of liquidation, dissolution or winding up of the Company.
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          The definition of "Change of Control" in this letter agreement shall not be deemed to include any transaction in which you are an independent equity participant who has made an affirmative decision to invest funds in the transaction (it being understood that a transaction in which your involvement as an equity participant is limited to a rollover of equity interests owned by you at the time of the transaction will not be deemed to involve an affirmative decision by you to invest funds in such transaction). The definition of "Change of Control" in this letter agreement shall not affect your rights under any plan adopted by the Company or any other agreement between the Company and you. Any payments or other benefits received by you pursuant to any such plan or agreement upon a Change of Control shall be deemed a Payment under this letter agreement and shall be subject to the gross-up provisions set forth in Section 1(c) hereof.
                                                  ------------

          (d) "Good Reason" shall mean the occurrence or existence of any of the following with respect to you:

               (1) your base salary plus bonus at target is reduced from that currently in effect, or your other employee benefits are in the aggregate materially reduced from those currently in effect prior to the Change of Control (unless such reduction of employee benefits applies to employees of the Company generally); or

               (2) the assignment to you of any duties or responsibilities which are fundamentally inconsistent with your officer position with the Company which is not cured within thirty (30) days of receipt by the Company of written notice from you of such assignment of inconsistent duties or responsibilities.

         (e) "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     3. Nothing in this letter agreement shall be construed to give you any right to remain in the employ of the Company, and you hereby acknowledge that you are and will remain an employee-at-will of the Company whose employment may be terminated at any time with or without cause. In addition, except as set forth in the Agreement or under applicable law, you shall not be entitled to any other compensation or benefits.

     4. This term of this letter agreement shall be one (1) year commencing on the date hereof; provided, however, that this letter agreement shall be
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automatically renewed for successive one-year periods commencing on February 6,
2002 and each year thereafter unless the Company gives notice to you of the termination of this letter agreement at least ninety (90) days prior to February 6, 2002 or the end of any such one-year period thereafter, as applicable, in which case this letter agreement shall terminate on February 6, 2002 or at the end of such one-year period thereafter.

     5. This letter agreement may be amended or modified only by an agreement in writing executed by you and the Company.

     6. This letter agreement shall be construed and interpreted under the laws of the State of Indiana, without regard to conflict of laws principles of such State. Because it is agreed that time will be of the essence in determining whether any payments are due to you under this letter agreement, any disputes arising hereunder shall be submitted to binding arbitration in Indianapolis, Indiana, or such other place as the parties may agree. The parties agree that the
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arbitration award shall be the sole and exclusive remedy between them regarding any and all claims arising hereunder.

    The arbitration shall be conducted pursuant to the Commercial Rules of the American Arbitration Association, subject to the following provisions:

        (a) the arbitration hearing shall be held within seven (7) days (or as soon thereafter as possible) after the selection of the arbitrator; no continuance of such hearing shall be allowed without the mutual consent of the parties; absence from or nonparticipation at the hearing by either party shall not prevent the issuance of an award; hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion; and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award;

        (b) the arbitrator's award shall be rendered as expeditiously as possible and the parties will request that the arbitrator render the award no later than one (1) week after the close of the hearing; the award of the arbitrator shall be final and binding upon the parties; the award may be enforced in any appropriate court as soon as possible after its rendition; and if an action is brought to confirm the award, both parties agree that no appeal shall be taken by either party from any decision rendered in such action; and

        (c) the prevailing party as determined by the arbitrator in any such arbitration proceeding shall be awarded reasonable costs and attorneys' fees.

     7. This letter agreement shall inure to the benefit of your heirs, assigns and legal representatives. This letter agreement may be executed in two (2) counterparts, each of which shall be deemed an original and both of which shall constitute one and the same agreement. Additionally, this agreement shall be binding upon the parties hereto, and their respective successors and assigns.

                           [Signature Page Follows]
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     If the foregoing accurately sets forth our understanding with respect to the subject matter set forth above, please sign below and return an executed copy of this letter to the Company.

                              Very truly yours,

                              DELCO REMY INTERNATIONAL, INC.


                              By:_____________________________________
                              Name:___________________________________
                              Title:__________________________________


Accepted and Agreed to this
___ day of February, 2001:


___________________________
Thomas J. Snyder


741781.1